Consent of Ernst & Young LLP, Independent Auditors


We consent to the references to our firm under the captions "Financial Highlights" in the Columbia Europe Fund Class A, B and C Shares Prospectus and the Class Z Shares Prospectus and in the introduction and under the caption "Independent Accountants/Auditors of the Funds" in the Statement of Additional Information in Post-Effective Amendment Number 29 to the Registration Statement (Form N-1A, No. 33-41559) of Columbia Funds Trust VII and to the incorporation by reference of our report dated October 17, 2003 on Columbia Europe Fund included in the Annual Report to Shareholders for the fiscal year ended August 31, 2003.




                                                             ERNST & YOUNG LLP


Boston, Massachusetts
December 15, 2003